Exhibit 99.1
GAYLORD ENTERTAINMENT SIGNS AGREEMENT TO ACQUIRE PREMIER
RESORT IN SAN ANTONIO, TEXAS
- Acquisition Marks Entry into Key Convention Destination -
- Planned Expansion to Create Premier Meetings Resort in San Antonio -
NASHVILLE, Tenn. — November 26, 2007 — Gaylord Entertainment Company (NYSE: GET) today announced that it has entered into a definitive agreement to purchase the Westin La Cantera Resort in San Antonio, Texas for $252.5 million. The deal is expected to close in the first quarter of 2008 pending satisfactory completion of due diligence and other customary closing conditions. The acquisition will be financed using the Company’s existing line of credit.
La Cantera Resort is one of the region’s most in-demand hotels for meetings and conventions. It has won numerous hospitality awards including the 2007 AAA Four Diamond Award, Conde Nast Traveler’s 2007 Gold List of “The Worlds Best Places to Stay” and the 2007 AAA Four Diamond Award Restaurant for Francesca’s at Sunset. Additionally, San Antonio is one the nation’s most popular tourist destinations, with nearly eight million people visiting the city each year.
The resort property includes approximately 508 rooms, 39,000 square feet of meeting space, two championship golf courses and is situated on 691 acres. Gaylord has also purchased approximately 90 acres of undeveloped land adjacent to the resort property. In addition to the purchase of the asset, Gaylord is planning an estimated three-year, $250 million expansion that will bring the resort to approximately 1,000 rooms and approximately 160,000 square feet of meeting space. Gaylord plans to complete the expansion in 2011, pending regulatory and board approvals.
“The purchase of La Cantera marks an important step in our strategy to increase distribution through acquisitions,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. “La Cantera is already a premier attraction for both leisure tourists and convention customers and will be a wonderful addition to our strong network of hotels. Further, the hotel has tremendous potential for growth as the substantial amount of land surrounding the hotel will afford us the opportunity to enhance the resort through additional long-term development.”
Reed continued, “San Antonio is a top 10 convention destination and we will be entering the area with the premier property in the market, which will serve as an important component of our successful rotational strategy where our loyal customers book meetings at multiple properties over several years.”
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for 80 consecutive years. The company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new hotel facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels, our ability to obtain financing for new developments, and the possibility that our contemplated acquisition of the Westin La Cantera Resort as described herein will not be consummated. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
###

Investor Relations Contacts:	Media Contacts:
Rob Tanner, Director Investor Relations	Brian Abrahamson, Executive Director of Communications
Gaylord Entertainment	Gaylord Entertainment
(615) 316-6572	(615) 316-6302
rtanner@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~
Sara Spafford
Sloane & Company
(212) 446-1879
sspafford@sloanepr.com